FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
December 1, 2014	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Announces Independent Reserve Report Estimates
for the Karmin and Tuchola Fields

Salt Lake City, December 1, 2014 – FX Energy, Inc. (NASDAQ: FXEN) today announced reserve estimates for the Karmin and Tuchola gas fields in Poland as calculated by its independent reservoir engineering firm.  Net to the Company’s 49% interest, the Karmin gas field is estimated to contain proved reserves of gas with a net pre-tax present value of $26.2 million after deducting facility costs estimated at $3.2 million.  Proved plus probable reserves, net to the FX 49% interest, are estimated at a net pre-tax present value of $34.6 million after estimated facilities cost.  The discounted present values are based on a 10% discount rate and a price of $7.33 per thousand cubic feet (mcf) of low methane gas.  The Karmin gas field is located in the Fences license in western Poland where the Polish Oil and Gas Company is the operator and owns 51% working interest; FX Energy owns 49% working interest.

The Company’s 100% owned Tuchola gas field is estimated to contain proved reserves of gas, helium and condensate with a net pre-tax present value estimated at $12.7 million after facility costs estimated at $25 million.  Proved plus probable reserves are estimated at $27.6 million pre-tax after estimated facilities cost.  The discounted present values are based on a 10% discount rate and a price of $10.03 per mcf of high methane gas.  The Tuchola gas field is located in the Edge license in northwestern Poland where the Company is the operator and owns 100% working interest.

“The impact of fields like Karmin and Tuchola are why we focus on exploration in Poland,” remarked Andy Pierce, Vice President of Operations.  “The potential per-well reserves and the price of natural gas both are much higher than in the US today.  The Karmin well also illustrates the infrastructure advantage in the Fences license, where hook-up costs are low.  By contrast, infrastructure in the Edge license is relatively sparse, as the Tuchola field facility cost shows.  However, as our exploration program in the Edge continues in 2015 we may be able to identify more reserves and potentially spread facilities costs over a larger base of reserves.”

The Company cautioned that investors should not merely add these newly released figures to those at year-end last year. Production during 2014 and any revisions of previous reserve estimates should also be considered. These figures should be available shortly after year-end 2014.

Reserve Volumes

Net to the Company’s 49% interest, the Karmin field is estimated to contain proved reserves of 7.6 billion cubic feet (Bcf) of gas; net proved plus probable reserves are estimated at 13.9 Bcf.  The Karmin-1 well is expected to begin producing in the first quarter of 2016 at an initial rate of approximately 5.0 million cubic feet of gross gas per day (Mmcf/d), or approximately 2.5 Mmcf/d net to the Company’s interest.

The Tuchola field is estimated to contain proved reserves of 5.7 Bcf of high methane sales gas, excluding helium and nitrogen.  Total production gas, including helium and nitrogen, is estimated at 10.0 Bcf.  Proved plus probable reserves are estimated at 10.0 Bcf of sales gas with total production gas of 18.4 Bcf.  The Tuchola gas field is expected to begin producing in the second quarter of 2017 at an initial rate of approximately 10.0 Mmcf/day of produced gas.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the U.S. and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability; or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration, it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential, or likelihood of discovery respecting exploration targets are certainly not guarantees of discovery, the actual presence or recoverability of hydrocarbons, or the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.